EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333- ) pertaining to the 2017 Employee Stock Purchase Plan of Parkway, Inc. of our report dated March 15, 2017, with respect to the consolidated financial statements and schedule of Parkway, Inc. for the period from June 29, 2016 (date of capitalization) to December 31, 2016, and of our report dated March 15, 2017, with respect to the combined financial statements of Parkway Houston for the period from January 1, 2016 to October 5, 2016 and each of the two years in the period ended December 31, 2015, included in Parkway, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 23, 2017